Exhibit 99.1


              Crosstex Reports Third Quarter 2003 Results

   DALLAS--(BUSINESS WIRE)--Nov. 12, 2003--Crosstex Energy, L.P. (NasdaqNM:XTEX), a Texas-based midstream natural gas company, reported third quarter net income of $3.9 million, or $0.43 per limited partner unit, compared to net income in the third quarter of 2002 of $1.5 million. (Limited partner units were not outstanding in the 2002 period, as the Partnership completed its initial public offering in December 2002.) For the first nine months of 2003, Crosstex reported net income of $9.7 million, or $1.20 per unit, compared to net income of $1.5 million in the first nine months of 2002.
   Distributable Cash Flow for the quarter was $8.6 million, covering its Minimum Quarterly Distribution of $0.50 per unit 1.9 times and covering its actual distributions of $0.70 per unit 1.3 times. Distributable Cash Flow was $3.3 million in the 2002 third quarter. In the first nine months of 2003, Distributable Cash Flow was $20.9 million, or 1.7 times the amount required to cover the Minimum Quarterly Distribution and 1.4 times the amount required to cover its actual distributions of $1.75 per unit. (See below for a discussion of the Partnership's use of Distributable Cash Flow, which is a non-generally accepted accounting principle financial measure. Also, in the tables at the end of this release is a reconciliation of this measure to net income.)
   Gross margin in the third quarter was $17.3 million, compared to $8.9 million in the corresponding 2002 period, an increase of 95 percent. Midstream gross margin increased by $7.4 million, or 113 percent, to $13.9 million, while Treating gross margin increased by $1.0 million, or 45 percent, to $3.4 million.
   Net income was negatively impacted in the three- and nine-month periods in 2003 by charges of $1.6 million and $4.6 million, respectively, in stock-based compensation. The charges primarily resulted from a modification in stock options held in Crosstex Energy Inc. (formerly Crosstex Energy Holdings Inc.) by employees of the Partnership. Crosstex Energy Inc. is the owner of the Partnership's general partner. The charges, as previously discussed, had no impact on distributable cash or outstanding units of the Partnership.
   General and administrative expenses charged to the Partnership are capped at $1.5 million per quarter during 2003, plus costs associated with acquisition activities of $212 thousand incurred in the quarter, for a total of $1.7 million for the third quarter. Had the cap not been in place, those expenses would have been $2.7 million, reducing reported earnings and Distributable Cash Flow by approximately $1.0 million.
   In the third quarter of 2003, pipeline throughput increased approximately 66 percent over the third quarter of 2002, from 407,000 MMBtu/d to 675,000 MMBtu/d. Natural gas processed increased approximately 61 percent, from 83,000 MMBtu/d to 134,000 MMBtu/d for the same period, and treating plants in operation increased from 30 at the end of the third quarter of 2002 to 45 at the end of the third quarter in 2003. Revenues for the quarter were $283.2 million compared to $114.6 million for the third quarter of 2002. The increase in revenues was attributable to recent property acquisitions, primarily the Duke assets, together with higher volumes on existing systems and the increase in average natural gas prices.
   The Partnership has adjusted its forecast for net income and Distributable Cash Flow in the attached table. The Partnership now anticipates it will generate net income in 2003 of between $14.0 million and $15.0 million, and its estimate of Distributable Cash Flow for the year is in the range of $26.9 million to $28.9 million.
   Crosstex will hold its quarterly conference call to discuss third quarter results tomorrow, Nov. 13, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 800-901-5241, passcode Crosstex. A live webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 34787732. A replay of the broadcast will also be available on the company's Web site.
   Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 2,500 miles of pipeline, three processing plants and over 40 natural gas amine treating plants. Crosstex currently provides services for more than 1 BCF/day of natural gas. Additional information about Crosstex can be found at www.crosstexenergy.com.
   This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures, which are defined as capital expenditures (as defined by GAAP) that do not increase the capacity of the asset. We believe this measure is useful to investors because it enhances the investors' overall understanding of our current financial performance, our prospects for future performance and the cash that our Partnership is generating. Management also uses Distributable Cash Flow to evaluate our financial performance. Our reconciliation of this measure to net income is included in the following tables.
   This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate" and "estimate." These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the Partnership's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                 Selected Financial and Operating Data
          (All amounts in thousands except per unit numbers)

                                 Quarter Ended    Nine Months Ended
                                   Sept. 30,          Sept. 30,
                              ------------------- -------------------
                                2003      2002      2003      2002
                              --------- --------- --------- ---------
Revenues
     Midstream                $277,925  $110,858  $747,270  $311,453
     Treating                    5,273     3,753    15,750    10,631
                              --------- --------- --------- ---------
                               283,198   114,611   763,020   322,084
Cost of Gas
     Midstream                 264,035   104,350   715,514   294,025
     Treating                    1,860     1,397     6,311     3,996
                              --------- --------- --------- ---------
                               265,895   105,747   721,825   298,021

Gross Margin                    17,303     8,864    41,195    24,063

Operating Expenses               5,462     2,682    12,007     7,732
General & Administrative         1,721     2,041     5,112     6,247
Impairments                         --        --        --     3,150
(Profit) Loss on Energy
 Trading Activities               (646)     (162)   (1,491)   (2,916)
Stock Based Compensation         1,577        33     4,649        33
Depreciation and Amortization    4,031     2,150     9,077     6,034
                              --------- --------- --------- ---------

            Total               12,145     6,744    29,354    20,280

Operating Income                 5,158     2,120    11,841     3,783

Interest Expense                (1,321)     (703)   (2,196)   (2,399)
Other Income                        51        68        50        73
                              --------- --------- --------- ---------
        Total Other Income
               (Expense)        (1,270)     (635)   (2,146)   (2,326)
                              --------- --------- --------- ---------
Net Income                      $3,888    $1,485    $9,695    $1,457
                              ========= ========= ========= =========
General Partner Share of Net
 Income                           $450                $621
                              =========           =========
Limited Partners Share of Net
 Income                         $3,438              $9,074
                              =========           =========
Net Income per Limited
 Partners' Unit                  $0.43               $1.20
                              =========           =========
Weighted Average Limited
 Partners' Units Outstanding
 (diluted)                       7,930               7,548
                              =========           =========


       Reconciliation of Net Income to Distributable Cash Flow
               (All amounts in thousands except ratios)

                               Quarter Ended     Nine Months Ended
                                  Sept. 30,          Sept. 30,
                               ---------------   -----------------
                                2003    2002      2003     2002
                               ------- -------   -------- --------
Net Income                     $3,888  $1,485     $9,695   $1,457
Depreciation and Amortization   4,031   2,150      9,077    6,034
Impairments                        --      --         --    3,150
(Profit) Loss on Energy Trading
 Activities                        --     318 (1)     --   (1,673) (1)
Stock Based Compensation        1,577      33      4,649       33
                               ------- -------   -------- --------
Cash Flow                       9,496   3,986     23,421    9,001

Maintenance Capital
 Expenditures                    (852)   (675)    (2,571)  (1,267)
                               ------- -------   -------- --------
Distributable Cash Flow        $8,644  $3,311    $20,850   $7,734
                               ======= =======   ======== ========
Minimum Quarterly Distribution
 (MQD)                         $4,605            $12,054
Distributable Cash Flow/MQD      1.88               1.73
Actual Distribution            $6,834            $14,712
Distribution Coverage            1.26               1.42

(1) (Profit) loss on energy trading activities for the three and nine months ended Sept. 30, 2002 includes one-time (gains) and losses, primarily related to the Partnership's Enron position, of $318 and ($1,673), respectively, which have been excluded from the computation of Distributable Cash Flow.


                            Operating Data
                       (All volumes in MMBtu/d)

                                     Quarter Ended   Nine Months Ended
                                        Sept. 30,        Sept. 30,
                                   ----------------- -----------------
Pipeline Throughput                 2003     2002     2003     2002
                                   -------- -------- -------- --------
  Gulf Coast Transmission           74,000  107,000   81,000  106,000

  Vanderbilt                        55,000       --   45,000       --

  CCNG Transmission                170,000  159,000  166,000  157,000

  CCNG Transmission - Hallmark      62,000       --   52,000       --

  Gregory Gathering                163,000  117,000  150,000  105,000

  Mississippi                       84,000       --   84,000       --

  Arkoma                            15,000   11,000   12,000   11,000

  Other Midstream                   52,000   13,000   53,000   14,000
                                   -------- -------- -------- --------
Total On-System Volume             675,000  407,000  643,000  393,000

Natural Gas Processed
  Gregory Processing               106,000   83,000   98,000   84,000
  Conroe Processing                 28,000       --   28,000       --
                                   -------- -------- -------- --------
Total Processed Volume             134,000   83,000  126,000   84,000

Total On-System Volumes            809,000  490,000  769,000  477,000

Producer Services Volumes          274,000  225,000  263,000  229,000

Treating Volumes (1)                94,000  104,000   91,000   99,000

Treating Plants in Service (2)          45       30

(1) Volumes represent volumes on volume sensitive plants only.
(2) Plants in service represent plants in service on the last day of the quarter.


                     Forecast for 2003 Net Income
              Reconciliation to Distributable Cash Flow
                            (In millions)

                                                         Range
                                                     Low      High
                                                  --------- ---------
Net Income (1)                                       $14.0     $15.0

Depreciation and Amortization                         13.3      13.3

Stock Based Compensation (1)                           4.6       4.6
                                                  --------- ---------

Cash Flow                                             31.9      32.9

Maintenance Capital                                   (5.0)     (4.0)
                                                  --------- ---------

Distributable Cash Flow                              $26.9     $28.9
                                                  ========= =========

(1) The results for net income assume that no further charges are incurred due to the modification of certain stock options of Crosstex Energy Inc. Such charges are likely if the trading price of the partnership's units continue to exceed their average value in the third quarter of 2003, which was $36.95 per unit. These charges do not negatively impact the calculation of Distributable Cash Flow.
    See the Partnership's filing on Form 10-Q.

    CONTACT: Crosstex Energy, Dallas
             Barry E. Davis or William W. Davis, 214-953-9500